UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015 (February 24, 2015)

SOUTHWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

608 South Main Street, Stillwater, Oklahoma	74074
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 742-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Southwest Bancorp, Inc. Executive Leadership Team Incentive Plan 2015

On February 24, 2015, the Compensation Committee of the Board of Directors (the “Board”) of Southwest Bancorp, Inc. (the “Company”) recommended, and the Board approved, an amendment to the Company’s Senior Management Incentive Plan, now known as the Company’s Executive Leadership Team Incentive Plan (as amended, the “Incentive Plan”) and considered and approved the cash and restricted stock incentive opportunities for the Incentive Plan.

No awards are payable under the Incentive Plan unless the Company meets a minimum net income performance level set by the Compensation Committee of the Board each year. In addition, no awards are made with respect to any Company-wide performance criteria unless a minimum credit quality metric established annually by the Compensation Committee of the Board is also met.

The performance goals and objectives for incentive awards are determined by using the Company’s performance history, peer data, market data, and management's judgment of what reasonable levels can be achieved based on previous experience.  The performance goals and objectives for the Incentive Plan participants may relate to one or more of the following example goals: income, credit quality, net performing assets, return on equity, total shareholder return, earnings per share growth and other strategic initiatives that may apply to the Incentive Plan participants. In addition, each participant will have a portion of his/her incentive tied to the participant’s department/individual performance objectives.

The Incentive Plan provides each participant with an ability to earn up to 50% of participant’s salary through a portion (the “Company portion”) of the award that has clearly defined goals and objectives, which are based on internal performance measures without regard to the performance of our peers.  Each participant also has the ability to earn up to 50% of participant’s salary through a portion (the “Peer portion”) of the award, which has separate, but clearly defined goals and objectives, which are measured against our peers.  The Company portion will be paid during the first quarter of the year following the year in which the services were performed and are contingent only upon each participant’s continued employment through the date of payment. Up to 50% of the Company portion could be paid in restricted stock at the discretion of the Compensation Committee; the remainder will be paid in cash.  The Peer portion will be paid entirely in restricted stock that will be granted at the same time the Company portion is paid.

For 2015: (a) the threshold payout percentage for each of the Company and Peer portions of the incentive awards is 0%, the target payout percentage is 25%, and maximum payout percentage is 50%; (b) the Company portion of each Incentive Plan participant’s award opportunities is weighted such that 80% of the total potential Company portion of the  award is tied to Company-wide performance objectives and the remaining 20% of the total potential Company portion of the incentive award is tied to department/individual performance objectives;

and (c) 100% of the Peer Portion of each Incentive Plan participant’s incentive awards are tied to Company-wide performance objectives as measured against our peers.

Amendment to Mark W. Funke’s Employment Agreement

On February 24, 2015, the Company and its subsidiary bank, Bank SNB, an Oklahoma state banking corporation, entered into an Amendment to Employment Agreement (the “Amendment”) with the Company’s President and Chief Executive Officer, Mark W. Funke to make a clarifying amendment to Section 3.3(d)(3) of Mr. Funke’s Employment Agreement dated August 30, 2012 and effective October 1, 2012, to reflect the parties’ intention that the appropriate time reference to be used to determine whether the total shareholder return performance criteria has been achieved is the applicable calendar year and by defining the meaning of total shareholder return for purposes of that specific calculation. The foregoing description of the Amendment is a summary and is qualified in its entirety by reference to the full text of the Amendment which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10.1: Amendment to Employment Agreement dated February 24, 2015 by and among Southwest Bancorp, Inc., Bank SNB, and Mark W. Funke

Signatures

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 26, 2015

SOUTHWEST BANCORP, INC. By: /s/ Mark W. Funke Name: Mark W. Funke Title: President & Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Exhibit 10.1: Amendment to Employment Agreement dated February 24, 2015 by and among Southwest Bancorp, Inc., Bank SNB, and Mark W. Funke